Exhibit 99.1
NEWS RELEASE
For more information, contact:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com
Brian Bronson
VP of Finance and Business Development
1-503-615-1281
brian.bronson@radisys.com
RADISYS ANNOUNCES MANAGEMENT CHANGES
JULIA HARPER NAMED VP OF CORPORATE OPERATIONS AND BRIAN
BRONSON NAMED CHIEF FINANCIAL OFFICER;
On October 26, 2006, RadiSys Corporation (the “Company”) announced Julia A. Harper will be assuming a new role within the Company as Vice President of Corporate Operations after the filing of the Quarterly Report on 10Q for the third quarter, currently expected to occur the week of November 6, 2006. Brian Bronson, currently Vice President of Finance and Business Development of the Company, will succeed Ms. Harper and become the Company’s Chief Financial Officer.
Julia Harper, the Company’s current Chief Financial Officer since 2001, will become the Vice President of Corporate Operations and be responsible for the design and execution of an efficient and cost-effective global operations capability that supports the Company’s core strategies. In this role, Ms. Harper will oversee manufacturing operations, IT, systems and facilities to design and implement a comprehensive operations capability that gives RadiSys a competitive advantage in the market. This is a key new role at RadiSys intended to accelerate our progress in implementing a cohesive operating capability that supports the company’s core strategies of providing market leading new products and platforms on a global basis, at highly competitive levels of cost, quality and customer service. Keith Lambert, Vice President of Manufacturing Operations, will report to Ms. Harper in her new role.
“The Company has significant new opportunities unfolding in front of it and requires a more flexible and competitive delivery execution capability to seize these opportunities” stated Scott Grout, President and CEO. “We’ve made significant progress over the past few years on outsourcing and now require even

Exhibit 99.1
greater focus on the end-to-end design of our global operations. Julia’s strong financial and operational background is extremely well suited to direct our manufacturing and IT leadership teams to drive a world-class capability for RadiSys that fully supports our strategies.”
At the same time, Brian Bronson currently Vice President of Finance and Business Development of the Company, will succeed Ms. Harper and become the Company’s Chief Financial Officer. Mr. Bronson joined RadiSys in 1999 and has been an officer of the Company since 2000. Prior to his current role as Vice President of Finance and Business Development, Mr. Bronson held the position of Treasurer and Chief Accounting Officer for the Company. Before joining RadiSys, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to Tektronix, he practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.
“With over 13 years in finance including seven years of superb financial leadership at RadiSys, I have the highest confidence in Brian’s capabilities and in-depth financial expertise.” stated Scott Grout, President and CEO. “In addition, Brian has built very effective relationships with our investor base, our external advisors and the RadiSys Management team. Brian’s background, knowledge of RadiSys and ability to work with key constituencies will make him an excellent CFO for RadiSys”